Ex. 5

                               RONSON CORPORATION

                     CERTIFICATE OF ADJUSTED EXERCISE PRICE


         The undersigned hereby certifies that he is the duly elected, qualified and acting Vice President and Chief Financial Officer of Ronson Corporation, a New Jersey corporation (the "Company"), and pursuant to Section 12 of that
                             -------
certain Preferred Shares Rights Agreement between the Company and Registrar and Transfer Co., as Rights Agent (the "Rights Agent"), dated as of December 8,
                                    ------------
1998, as amended by an Amendment Number 1 to Rights Agreement, an Amendment Number 2 to Rights Agreement and an Amendment Number 3 to Rights Agreement (collectively the "Rights Agreement"), hereby certifies to the Rights Agent as
                   ----------------
follows:

         1. The Board of Directors of the Company: 1) on March 14, 2002 declared a 5% share dividend on the outstanding shares of the Company's common stock, $1.00 par value ("Common Stock"), payable on April 15, 2002 to shareholders of
                  ------------
record on April 5, 2002; 2) on March 18, 2003 declared a 5% share dividend on the outstanding shares of Common Stock, payable on April 15, 2003 to shareholders of record on April 3, 2003; 3) on February 12, 2004 declared a 5% share dividend on the outstanding shares of Common Stock, payable on April 15, 2004 to shareholders of record on April 1, 2004; 4) on February 15, 2005 declared a 5% share dividend on the outstanding shares of Common Stock payable on April 15, 2005 to shareholders of record on April 1, 2005; 5) on February 23, 2006 declared a 5% share dividend on the outstanding shares of Common Stock payable on April 17, 2006 to shareholders of record on March 31, 2006; 6) on February 1, 2007 declared a 5% share dividend on the outstanding shares of Common Stock payable on April 16, 2007 to shareholders of record on March 30, 2007; and 7) on February 1, 2008 declared a 5% share dividend on the outstanding shares of Common Stock payable on April 15, 2008 to shareholders of record on March 28, 2008 (the transactions under clauses (a) through (g), inclusive, immediately preceding hereinafter referred to as the "Stock Dividends").
                                                      ---------------

         2. The Rights Agreement requires certain adjustments to the terms of the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement in order to preserve, without increasing or decreasing, the benefits accruing to the holders of the Rights following the Stock Dividends.

         3. Pursuant to Section 11(n) of the Rights Agreement, the Exercise Price (as defined in the Rights Agreement) will be deemed decreased to $14.22.

         4. Pursuant to Section 23(a) of the Rights Agreement, the Redemption Price of each Right (as these terms are defined in the Rights Agreement) will be deemed decreased to $0.0071.

         5. As of the date hereof, a Distribution Date (as defined in the Rights Agreement) has not occurred.

IN WITNESS WHEREOF, the undersigned has executed this certificate this _7th day of October, 2008.



                                                      /s/ Daryl Holcomb
                                                      --------------------------
                                                      Daryl Holcomb
                                                      Vice President and
                                                      Chief Financial Officer